Exhibit 99.1

AstraZeneca COMPLETES ACQUISITION OF ZS PHARMA

AstraZeneca announced today the successful completion of the tender offer for all of the outstanding shares of ZS Pharma (NASDAQ: ZSPH) and the subsequent acquisition of ZS Pharma as previously announced in November.

The transaction strengthens AstraZeneca’s cardiovascular and metabolic disease (CVMD) portfolio with the addition of the potassium-binding compound ZS-9 (sodium zirconium cyclosilicate), a potential best-in-class treatment for hyperkalaemia, a condition associated with increased mortality in patients with chronic kidney disease (CKD), diabetes mellitus (DM), and chronic heart failure (CHF). ZS-9 is under regulatory review by the US Food and Drug Administration with a Prescription Drug User Fee Act goal date of 26 May 2016. A submission for European Marketing Application Authorisation is also progressing as planned. ZS-9 complements the Company’s increasing focus on CKD and CHF, including the investigational medicine roxadustat, which is currently in Phase III development for patients with anaemia associated with CKD, as well as its leading diabetes portfolio, a comorbidity often associated with CKD and CHF patients.

The tender offer expired at 00:00 EST on 16 December 2015 and was not extended. As of the expiration of the tender offer, a total of approximately 21,948,939 shares of ZS Pharma common stock were validly tendered and not withdrawn (excluding shares tendered pursuant to notices of guaranteed delivery for which certificates have not been delivered), representing approximately 86.6% of ZS Pharma’s outstanding shares. All shares that were validly tendered and not withdrawn pursuant to the tender offer were accepted for payment today.

After the acceptance of shares that were validly tendered and not withdrawn pursuant to the tender offer, AstraZeneca completed its acquisition of ZS Pharma through a merger of one of its subsidiaries with and into ZS Pharma. In connection with the merger, each outstanding share of ZS Pharma that was not accepted for payment in the tender offer (excluding shares held as treasury stock and any shares as to which appraisal rights have been validly exercised under Delaware law) were cancelled and converted into the right to receive $90.00 per share in cash, without interest and less any required withholding taxes, the same as the tender offer price. Following completion of the merger, ZS Pharma’s shares ceased to be listed on NASDAQ, and ZS Pharma became a wholly owned subsidiary of AstraZeneca.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

SOME OF THE STATEMENTS CONTAINED IN THIS ANNOUNCEMENT ARE FORWARD LOOKING STATEMENTS, INCLUDING THE POSSIBILITY THAT THE TRANSACTION WILL NOT BE COMPLETED AND OTHER RISKS AND UNCERTAINTIES DISCUSSED IN ZS PHARMA’S PUBLIC FILINGS WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC), INCLUDING THE “RISK FACTORS” SECTIONS OF ZS PHARMA’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2014 AND SUBSEQUENT QUARTERLY REPORTS ON FORM 10-Q, AS WELL AS THE TENDER OFFER DOCUMENTS FILED BY SUBSIDIARIES OF ASTRAZENECA AND THE SOLICITATION/RECOMMENDATION STATEMENT FILED BY ZS PHARMA. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS, ASSUMPTIONS, ESTIMATES AND PROJECTIONS, AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE STATEMENTS. THESE STATEMENTS ARE GENERALLY IDENTIFIED BY WORDS OR PHRASES SUCH AS “BELIEVE,” “ANTICIPATE,” “EXPECT,” “INTEND,” “PLAN,” “WILL,” “MAY,” “SHOULD,” “ESTIMATE,” “PREDICT,” “POTENTIAL,” “CONTINUE” OR THE NEGATIVE OF SUCH TERMS OR OTHER SIMILAR EXPRESSIONS. IF UNDERLYING ASSUMPTIONS PROVE INACCURATE OR UNKNOWN RISKS OR UNCERTAINTIES MATERIALIZE, ACTUAL RESULTS AND THE TIMING OF EVENTS MAY DIFFER MATERIALLY FROM THE RESULTS AND/OR TIMING DISCUSSED IN THE FORWARD-LOOKING STATEMENTS, AND YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE STATEMENTS. ASTRAZENECA AND ZS PHARMA DISCLAIM ANY INTENT OR OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS AS A RESULT OF DEVELOPMENTS OCCURRING AFTER THE DATE HEREOF OR OTHERWISE.

About ZS Pharma

ZS Pharma, founded in 2008, is a publicly traded biopharmaceutical company dedicated to challenging the status quo in disease states where therapeutic options have been limited. The company has been focused on using its proprietary ion-trap technology to develop new treatments of kidney and liver diseases that are focused on addressing unmet needs in the medical community. For more information, please visit: www.zspharma.com.

About AstraZeneca in Cardiovascular & Metabolic Disease (CVMD)

Cardiovascular, metabolic disease and chronic kidney disease are key areas of focus for AstraZeneca as part of the company’s strategy for achieving scientific leadership and returning to growth. Our patient-led strategy is focused on addressing the multiple risk factors facing CVMD and CKD patients at different stages of their disease, with the goal of reducing morbidity and mortality through life changing medicines. One of the innovative medicines currently in Phase III development is roxadustat as a potential therapy for anaemia associated with chronic kidney disease, in patients on dialysis and those who are not on dialysis. The global development programme is being conducted by FibroGen in collaboration with AstraZeneca and Astellas.

About AstraZeneca

AstraZeneca is a global, innovation-driven biopharmaceutical business that focuses on the discovery, development and commercialisation of prescription medicines, primarily for the treatment of cardiovascular, metabolic, respiratory, inflammation, autoimmune, oncology, infection and neuroscience diseases. AstraZeneca operates in over 100 countries and its innovative medicines are used by millions of patients worldwide. For more information please visit: www.astrazeneca.com

CONTACTS

Media Enquiries
Esra Erkal-Paler	UK/Global	+44 20 7604 8030
Vanessa Rhodes	UK/Global	+44 20 7604 8037
Karen Birmingham	UK/Global	+44 20 7604 8120

Jacob Lund	Sweden	+46 8 553 260 20

Michele Meixell	US	+1 302 885 2677

Investor Enquiries

UK

Thomas Kudsk Larsen	Oncology	+44 7818 524185

Eugenia Litz	RIA	+44 7884 735627

Nick Stone	CVMD	+44 7717 618834

Craig Marks	Finance	+44 7881 615764

Christer Gruvris	Consensus Forecasts	+44 7827 836825
US

Lindsey Trickett	Oncology, ING	+1 240 543 7970

Mitch Chan	Oncology	+1 240 477 3771

Dial / Toll-Free		+1 866 381 7277

Key: RIA - Respiratory, Inflammation and Autoimmunity, CVMD - Cardiovascular and Metabolic Disease,

ING - Infection, Neuroscience and Gastrointestinal

17 December 2015

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